
                             UNION ELECTRIC COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                         12 Months
                                                                                                           Ended
                                                        Year Ended December 31,                         September 30,
                                      --------------------------------------------------------------------------------

                                            1995         1996        1997        1998        1999           2000

                                                   Thousands of Dollars Except Ratios


Net Income                                 $314,107    $304,876    $301,655    $320,070    $349,252          $356,288
Add- Extraordinary items net of tax               -           -      26,967           -           -                 -
                                          ----------   ---------   ---------   ---------   ---------   ---------------
Net income from continuing operations       314,107     304,876     328,622     320,070     349,252           356,288

                                          ----------   ---------   ---------   ---------   ---------   ---------------
   Taxes based on income                    207,734     196,210     199,763     212,554     226,696           233,326
                                          ----------   ---------   ---------   ---------   ---------   ---------------

Net income before income taxes              521,841     501,086     528,385     532,624     575,948           589,614
                                          ----------   ---------   ---------   ---------   ---------   ---------------



Add- fixed charges:
   Interest on long term debt               121,738     120,547     125,705     124,766     117,899           121,948
   Other interest                             7,501       7,828       9,299       1,660      (1,342)             (962)
   Rentals                                    3,330       3,458       3,727       3,416       3,899             4,009
   Amortization of net debt premium, discount,
      expenses and losses                     5,502       4,269       3,672       3,522       3,421             3,312

                                          ----------   ---------   ---------   ---------   ---------   ---------------
Total fixed charges                         138,071     136,102     142,403     133,364     123,877           128,307
                                          ----------   ---------   ---------   ---------   ---------   ---------------

Earnings available for fixed charges        659,912     637,188     670,788     665,988     699,825           717,921
                                          ==========   =========   =========   =========   =========   ===============

Ratio of earnings to fixed charges             4.78        4.68        4.71        4.99        5.64              5.59
                                          ==========   =========   =========   =========   =========   ===============


Earnings required for preferred dividends:
   Preferred stock dividends                 13,250      13,249       8,817       8,817       8,817             8,817
   Adjustment to pre-tax basis                7,558       7,363       4,257       4,649       4,544             4,579
                                           ----------   ---------   ---------   ---------   ---------   ---------------
                                             20,808      20,612      13,074      13,466      13,361            13,396

Fixed charges plus preferred stock dividend
    requirements                            158,879     156,714     155,477     146,830     137,238           141,703
                                          ==========   =========   =========   =========   =========   ===============

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements      4.15        4.06        4.31        4.53        5.09              5.06
                                          ==========   =========   =========   =========   =========   ===============
